Exhibit 15.2

[Letterhead of Maples and Calder (Hong Kong) LLP]

RISE Education Cayman Ltd

Room 101, Jia He Guo Xin Mansion

No. 15 Baiqiao Street, Guangqumennei

Dongcheng District, Beijing 100062

People’s Republic of China

19 April 2019

Dear Sirs

RISE Education Cayman Ltd

We have acted as legal advisers as to the laws of the Cayman Islands to RISE Education Cayman Ltd, an exempted limited liability company incorporated in the Cayman Islands (the “Company”), in connection with the filing by the Company with the United States Securities and Exchange Commission (the “SEC”) of an annual report on Form 20-F for the year ended 31 December 2018 (the “Annual Report”).

We hereby consent to the reference to our firm under the heading “Item 10. Additional Information—E. Taxation—Cayman Islands Tax Considerations” in the Annual Report, and we further consent to the incorporation by reference of the summary of our opinions under these headings into the Company’s registration statement on Form S-8 (File No. 333-222775) that was filed on 30 January 2018, pertaining to the Company’s 2016 Equity Incentive Plan filed as Exhibit 10.1 to the Company’s registration statement on Form F-1, as amended (File No. 333-220587) filed with the SEC and 2017 Share Incentive Plan filed as Exhibit 10.2 to the Company’s registration statement on Form F-1, as amended (File No. 333-220587) filed with the SEC.

We consent to the filing with the SEC of this consent letter as an exhibit to the Annual Report. In giving such consent, we do not thereby admit that we come within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, or under the Securities Exchange Act of 1934, in each case, as amended, or the regulations promulgated thereunder.

Yours faithfully

/s/ Maples and Calder (Hong Kong) LLP

Maples and Calder (Hong Kong) LLP